SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this ***"Agreement"***) is made and entered into as of this 21 day of December, 2012, by and among Rock Energy Resources, Inc., a Delaware corporation (the ***"Shareholder"***), and Maximilian Investors LLC, a Delaware limited liability company (the ***"Lender")***.

RECITALS

WHEREAS, the Shareholder owns all of the outstanding shares of common stock, par value $__ per share (the "***Company Shares***") of Energy Capital Corporation, a Nevada corporation (the "***Company***");

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of December 14, 2011 (as heretofore or hereafter amended, the "***Loan Agreement***") among the Lender and He-Man, LLC, now known as American Patriot Gold LLC (the "***Borrower***"), the Lender established a certain credit facility for the Borrower pursuant to the terms thereof, the obligations thereunder secured by assets of the Borrower and also by certain property interests of other entities;

WHEREAS, to secure the Obligations (as defined in the Loan Agreement), the Shareholder pledged to Lender the Company Shares pursuant to a certain Collateral Pledge Agreement dated as of December 14, 2011 (the "***Pledge Agreement***");

WHEREAS, various Events of Default (the "***Existing Defaults***") have occurred and are outstanding under the Loan Agreement, entitling the Lender, under the terms of the Loan Agreement and applicable law, to exercise enforcement rights and remedies (including without limitation enforcement of its remedies with respect to the Company Shares pledged to Lender under the Pledge Agreement);

WHEREAS, the Borrower and the Shareholder have requested that the Lender forbear from exercise of its rights and remedies as a result of the occurrence of the Existing Defaults for a limited period of time and the Lender is willing to grant a forbearance on and in consideration of the terms and conditions set forth in a certain Forbearance Agreement of even date herewith;

WHEREAS, the Shareholder is willing to transfer and assign to Lender, and Lender is willing to accept from the Shareholder, all of its rights, title and interest in and to the Company Shares, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto desire to set forth their understandings and agreements in writing. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable

consideration the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows.

1. Stock Transfer. Concurrently with the execution and delivery hereof, the Shareholder shall absolutely and unconditionally sell, assign and transfer to the Lender, and the Lender shall purchase and accept, the Company Shares.

2. Disposition of Company Shares.

a. If and when the Lender sells the Company Shares to an unrelated third party, any and all Net Proceeds (gross cash proceeds less any commissions or broker fees or any legal or other expenses incurred by Lender in connection with such sale as well as the legal or other expenses incurred in connection with the analysis, preparation and completion of this Agreement) shall be applied in the following order:

i. To overdue unpaid interest on the Loan;

i. If a sale occurs prior to March 1, 2013, to advance payment of interest through February 28, 2013; and

ii. To unpaid principal on the Loan.

a. If the Lender is successful in selling the Company Shares before March 1, 2013, then:

i. If the Net Proceeds of such disposition exceed $1,500,000 but do not exceed $3,000,000, then the interest rate on the Loan will, as of January 1, 2013, be reduced to 14% per annum;

ii. If the Net Proceeds of the disposition exceed $3,000,000, the reduction of the interest rate to 14% will be retroactively applied as of the date hereof (in which case proceeds or other payments applied after such date to accrued interest in excess of 14% shall be re-applied to the principal balance of the Loan).

b. Nothing herein contained herein shall compel the Lender to sell the Company Shares. The timing, terms and methodology of a sale, if at all, of the Company Shares that the Lender may elect to undertake shall be subject to and within the sole judgment and discretion of the Lender.

3. Impact on Loan.

a. Neither the execution or delivery of this Agreement nor any provision hereof shall satisfy, extinguish, release or reduce any of the Obligations under the Loan Agreement. The Obligations under the Loan Agreement shall be reduced only in accordance with and subject to the terms set forth in Section 2 above.

b. Neither the execution and delivery of this Agreement nor any of the provisions of this Agreement shall release or impair any collateral security granted by any Person as security for the Obligations.

c. Nothing contained in this Agreement is intended to establish or create any forbearance in connection with the Loan or any rights or remedies of the Lender with respect to the Loan or any collateral security given by any Person to secure the Obligations and the existence, non-existence or termination of any forbearance at any time with respect to the Loan shall not limit, impair or alter any of the Lender's rights or options under this Agreement or respect to the Company Shares.

4. Representations And Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Lender as follows:

1. Organization. The Company is a corporation duly organized under the laws of the State of Delaware. The Company is be validly existing and in good standing, with all requisite power to own its properties and assets and to conduct its business as now conducted, and will be duly qualified as a foreign corporation and will be in good standing in all other jurisdictions in which such qualification is required.

2. Capitalization. The Company's authorized capital stock consists of (i) 250,000,000 shares of Common Stock, all of which are issued to the Shareholder and are outstanding (and pledged to Lender) and no shares are reserved for issuance upon exercise of convertible securities, options and warrants and (ii) 50,000,000 shares of preferred stock, of which no shares are issued and outstanding. The Shareholder and the Company acknowledge and confirm that the share certificate evidencing the Company Shares delivered to the Lender in conjunction with the execution of the Pledge Agreement was inadvertently and mistakenly prepared in the amount of 300,000,00 shares instead of 250,000,000. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, free of preemptive rights, have been offered and issued in compliance with the Securities Act and all applicable state securities or blue sky law and are free of all liens, encumbrances, options or claims except for the pledge in favor of the Lender.

3. Convertible Securities. (i) There are no issued or outstanding securities that are convertible into or exchangeable for shares of the Company's capital stock ("***Company Convertible Securities***"); (ii) there are no issued or outstanding subscriptions, options, warrants or other rights to purchase or acquire any shares of the capital stock of the Company or any Company Convertible Securities ("***Company Option Rights***"); (iii) the Company is not a party to any agreement or understanding pursuant to which it is obligated to purchase or redeem any shares of its capital stock or any Company Convertible Securities or Company Option Rights and is not otherwise under any obligation to repurchase, redeem or otherwise acquire any shares of its capital stock or

any Company Convertible Securities or Company Option Rights; (iv) the Company is not a party to any agreement or understanding pursuant to which it is obligated to register any shares of its capital stock or other securities under the Securities Act or any state securities laws; and (v) neither the Shareholder nor the Company is a party to any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of any shares of the Company's capital stock or any agreement providing for any call or put option, right of first refusal or offer or other right to acquire or dispose of any shares of the Company's capital stock or any Company Convertible Securities or Company Option Rights.

4. Title. Shareholder is the sole record and beneficial owner of all of the Company Shares and Lender shall acquire hereunder valid and marketable title to all the Company Shares, free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (collectively "Liens").

5. Authority; Enforceability. The Shareholder has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have all been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity.

6. No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with or violate any provision of the Shareholder's or the Company's respective Certificate of Incorporation or By-laws, (ii) conflict with or violate any applicable law, statute, treaty, rule, regulation, arbitration award, judgment, decree, order or other determination of any or any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government ("***Governmental Authority***"), (iii) conflict with or violate any provision of any agreement, contract, indenture, lease, guaranty, instrument or undertaking to which the Shareholder or the Company is a party or by which it or any of its properties is bound, or (iv) result in, or require, the creation or imposition of any lien on any of the Shareholder or the Company's properties or revenues.

7. Consents. No consent, waiver or authorization of, or filing with any other person (including without limitation, any Governmental Authority) is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby.

8. Litigation. No action, suit, claim, litigation, investigation or proceeding (formal or informal) of or before any arbitrator or any Governmental Authority is pending or (to the Shareholder's or the Company's knowledge) threatened (i) by or against the Shareholder with respect to this Agreement or any of the transactions contemplated thereby or (ii) of any kind or nature whatsoever by or against the Company or any of its property.

9. Compliance with Laws. The Company is in compliance with all laws, ordinances, governmental rules and regulations to which it is subject.

10. No Brokers. Shareholder has not made any agreement or taken any action which will cause any person or entity to claim or become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder, including without limitation any subsequent sale by Lender of the Company Shares.

11. Company Assets, Liabilities and Activity. The Company (i) has no assets of any kind or nature other than the equity interest owned by it in Santa Maria Pacific Holdings LLC ("SMPH") which the Company represents to be an undivided 3.38% membership interest solely and unconditionally owned by the Company, (ii) has no obligations or liabilities of any kind whatsoever (due or to become due, liquidated or unliquidated; matured, accrued or contingent, direct or indirect; or otherwise); (iii) has no bank accounts, leases or employees; (iv) has not conducted and is not conducting any business operations; (v) has not make any commitment, offer or proposal with respect ot any transaction or activity of any kind; and (vi) is not a party to any contract or agreement of any kind other than the limited liability company agreement of SMPH.

12. Financial Records. All financial statements prepared by or on behalf of, and all tax returns filed by or on behalf of, the Company are listed on Schedule 4.12 attached hereto.

13. Officers and Directors. A list of the current directors and officers of the Company is attached hereto as Schedule 4.13.

1. Conditions

This Agreement shall be effective upon the fulfillment to the Lender's satisfaction of the following conditions precedent:

a. This Agreement shall have been executed and delivered by the parties hereto.

b. Delivery to the Lender of an original share certificate in the Lender's name for the Company Shares.

c. Delivery by the Shareholder to the Lender of a secretary's certificate,

dated as of the date hereof, as to (i) the resolutions adopted by the directors of the Shareholder approving this Agreement and the transactions contemplated by this Agreement, and (ii) the authority and incumbency of the officers of the Shareholder.

d. Delivery to the Lender of the original stock registry, shareholder and director minute books and other corporate records of the Company, as well as all documents listed on Schedule 4.12 hereto.

e. Delivery to the Lender of a current good standing certificate for the Company.

f. The Company's directors and officers listed on Schedule 4.13 hereto shall have each submitted their unconditional written resignations.

1. Miscellaneous

1. Amendment and Modification. This Agreement may not be modified, or performance of any undertaking waived, without the prior written approval of the Lender.

2. Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3. Further Assurances. From time to time, at the request of any party hereto and without further consideration, the other party or parties will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

4. Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties to this Agreement and, except as provided in this Agreement, their respective successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. There are no representations, agreements or understandings, oral or written, between or among the parties to this Agreement relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

5. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of New York.

6. Headings and Counterparts. The headings in this Agreement are for convenience of reference only and do not constitute a part of this Agreement, nor will they affect the meaning, construction or effect of this Agreement. This Agreement may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed will be deemed to be an original, and all of which taken together will constitute one and the same instrument. Faxed or pdf signatures shall be valid as originals.

7. Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered in person or five business days after being sent by registered or certified mail, return receipt requested, postage prepaid or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service.

If to the Shareholder:

Rock Energy Resources, Inc.
2607 Sara Ridge Lane
Katy, TX 77450
Attention: Rocky Emery
Facsimile: (310) 247-2190

With a copy to:	Freund & Brackey LLP 427 North Camden Drive Beverly Hills, California 90210 Attention: Jonathan Freund Facsimile: (310) 247-2190
If to the Lender:	Maximilian Investors, LLC 152 West 57th Street, 54th Floor New York, New York 10019 Attention: Robert Levy Facsimile: (212) 582-2424
With a copy to:	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Attention: Eliezer M. Helfgott, Esq. Facsimile: (212) 885-5001

Any party to this Agreement may change its address or facsimile number for the purposes of this Section 6.7 by giving notice as provided herein.

1. Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court or other judicial or administrative body of competent jurisdiction, the remainder of this Agreement will remain in full force and effect.

2. Third Party Beneficiaries. Nothing in this Agreement is intended or will be construed to confer on any person or entity other than the parties hereto or their successors and assigns any rights or benefits under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Share Transfer Agreement as of the day and year first written above.

ROCK ENERGY RESOURCES, INC.

By: Rocky V Emery
Name: Rocky V Emery
Title: CEO

MAXIMILIAN INVESTORS LLC

By: [signature]
Name: Robert Levy
Title: Portfolio Manager